EXHIBIT 10.1


                                          November 26, 2002

        By overnight mail
        Mr. Robert Schnitzius
        Carrington Laboratories, Inc.
        2001 Walnut Hill Lane
        Irving, Texas 75038

             Re:  Advance of royalty fees
                  -----------------------

        Dear Bob:

        This confirms the agreement between Medline and Carrington to advance $2,000,000 of Base Royalty Payments under the Distributor and License Agreement (the "Agreement"). Medline will advance the $2,000,000 in December 2002, and the advance will be treated as a loan, with interest at 6.5% and payments of principal and interest in 11 equal quarterly installments in the form of deductions from the quarterly royalty payments due under the Agreement, commencing with the March 1, 2003 royalty payment.
        The attached schedule reflects the advance and payment plan agreed to above.

        In the event the Agreement terminates, for any reason, prior to full repayment of the advance, then the entire unpaid balance of the advance will become immediately due and payable upon the effective date of termination, with interest thereafter at 9.5%.

        This agreement is binding on and inures to the benefit of each party's successors and assigns.

        Please execute both originals enclosed herein, and overnight them to Alex Liberman's attention. Medline will then execute both originals and return one of them to you.

        Agreed to this 27th day of November, 2002:

        MEDLINE INDUSTRIES, INC.          CARRINGTON LABORATORIES, INC.

        By: /s/ Andy Mills                By: /s/ Robert Schnitzius
            --------------------              -------------------------
            Andy Mills                        Robert Schnitzius